Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeff Bergau
jeff.bergau@arcadiabio.com
+1-312-217-0419

Arcadia Biosciences’ CEO to Take Short-Term Medical Leave

DAVIS, Calif. (January 13, 2016) – Arcadia Biosciences, Inc. (Nasdaq: RKDA) announced today that President and Chief Executive Officer Eric Rey will be taking a short-term medical leave of absence from the company. He is undergoing an elective medical procedure to install a stent in a coronary artery. A full recovery is expected, and it is anticipated that he will return to his normal duties after clearance from his physician.

Arcadia board member Mark Wong will serve as Acting President and CEO during Mr. Rey’s medical leave, working in tandem with Arcadia’s experienced senior management team. Mr. Wong has been a member of the board since May 2006, and has an extensive background as an executive in the biotechnology and agriculture industries.

“We wish Eric a quick and full recovery,” said Darby Shupp, chair of the board of directors. “The company is fortunate to have a strong executive management team that has worked together for more than a decade, and I am confident that we will continue to advance Arcadia’s operational and strategic objectives while we allow Eric time to focus on his health.”

Mr. Wong has more than 35 years of experience in agribusiness, with particular expertise in technology integration and commercialization. He has founded and managed a series of agricultural and biotechnology companies, including Agrivida, Renewable Agricultural Energy Corporation, and Emergent Genetics.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., with additional facilities in Seattle, Wash. and Phoenix, Ariz., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. The company was recently listed in the Global Cleantech 100 and was previously named one of MIT Technology Review’s 50 Smartest Companies. For more information, visit www.arcadiabio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ and affiliates’ ability to identify and isolate desired traits; the company’s and its partners’ ability to develop commercial products incorporating its traits; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; the company’s future capital requirements and ability to satisfy its capital needs; and the other risks set forth in the company’s filings with the Securities and Exchange Commission from time to time, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

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